Exhibit 99.2

Alkermes’ Statement Regarding Notice of Director Nominations from Sarissa

Alkermes plc (Nasdaq: ALKS) confirmed that affiliates of Sarissa Capital Management (“Sarissa”) submitted a notice of its intention to nominate two director candidates for election to the company’s Board of Directors (the “Board”) at the company’s 2022 Annual General Meeting of Shareholders. The company issued the following statement regarding Sarissa’s notice:

Alkermes is committed to creating value for its shareholders and values their feedback. We have had constructive discussions with Sarissa and will continue to engage with them, along with our other shareholders.

Over the past three years, our Board has appointed six new, independent and highly qualified directors, including a director designated by Sarissa in November 2021, a director designated by Elliott Investment Management L.P. (together with its affiliates, “Elliott”) in May 2021, and two directors appointed with the support of Elliott in December 2020. In addition, three of our longer-serving directors retired from the Board during this time period, and the company has initiated the declassification of our Board.

Shareholders are not required to take any action at this time. The Board will carefully evaluate Sarissa’s nominees and present its recommendations regarding all director nominees for election at the company’s 2022 Annual General Meeting of Shareholders in the company’s definitive proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). The company’s 2022 Annual General Meeting of Shareholders has not yet been scheduled.

About Alkermes

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the company’s engagement with Sarissa and other shareholders of the company; future actions that may be taken by Sarissa in connection with the company’s 2022 Annual General Meeting of Shareholders; and the company’s commitment to creating value for its shareholders. The company cautions that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including, among others, the company’s ability to create value for its shareholders and to continue to engage with Sarissa and other shareholders; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2020 and in subsequent filings made by the company with the SEC, which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

Important Additional Information and Where to Find It

The company intends to file a definitive proxy statement, accompanying proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the company’s 2022 Annual General Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Certain Information Regarding Participants in the Solicitation

The company, its directors and certain of its executive officers are considered participants in the solicitation of proxies from shareholders in respect of the company’s 2022 Annual General Meeting of Shareholders. Information regarding the names of such participants and their respective interests in the company by security holdings or otherwise is set forth in the company’s Form 10-K for the year ended Dec. 31, 2020, filed with the SEC on Feb. 11, 2021; the company’s Form 10-K/A for the year ended Dec. 31, 2020, filed with the SEC on Apr. 29, 2021; the company’s definitive proxy statement for the company’s 2021 Annual General Meeting of Shareholders, filed with the SEC on May 10, 2021; the company’s Current Reports on Form 8-K filed with the SEC from time to time; and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC from time to time. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, by security holdings or otherwise, will also be included in the definitive proxy statement for the company’s 2022 Annual General Meeting of Shareholders and other relevant materials to be filed with the SEC, if and when they become available.

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